Exhibit 10.1

FRANKLIN RESOURCES, INC.
AMENDED AND RESTATED ANNUAL INCENTIVE COMPENSATION PLAN

(amended and restated June 14, 2016)
(amended and restated October 20, 2014)
(amended and restated October 22, 2012)
(amended and restated March 16, 2010)
(amended and restated December 13, 2006)
(amended and restated December 16, 2005)
(amended and restated September 22, 2005)
(amended and restated December 16, 2004)
(amended and restated December 11, 2003)

I.	PURPOSE

Franklin Resources, Inc. has established this Amended and Restated Annual Incentive Compensation Plan to attract, retain, and motivate eligible employees to achieve the highest levels of performance results in the financial services business by providing them an opportunity to share in the organization’s annual performance results.

II.	DEFINITIONS

When used in this plan document, the following words and phrases shall have the following meanings:
2.1“Award Pool” means the total amount, denominated in U.S. dollars, available for funding Incentive Awards under the Plan for an applicable Plan Year.

2.2“Bonus Opportunity” means a potential bonus target for a Participant.

2.3“Committee” means the Compensation Committee of the Board of Directors of the Company, and/or another committee of the Board of Directors to the extent of such other committee’s authority granted by the Board of Directors of the Company.

2.4“Company” means Franklin Resources, Inc., a Delaware corporation, and its direct and indirect subsidiaries.

2.5“Compensation Committee” means the Compensation Committee of the Franklin Resources, Inc. Board of Directors.

2.6“Equity Award” means a grant of Stock, Options, SARs, Stock Awards, Restricted Stock Awards or Restricted Stock Unit Awards under the 2002 Universal Stock Incentive Plan or successor equity compensation plan, or Mutual Fund Unit Awards.

2.7“Grantor” means Management or a Committee, as applicable.

2.8“Incentive Award” means either an Equity Award or cash awarded to a Participant under this Plan.

2.9“Management” means one or more of the executive officers of the Company.

2.10“Mutual Fund Unit Award” (also referred to as “Restricted Fund Units” from time to time) means the grant of a right to receive shares in mutual funds or other investment funds sponsored by the Company, or cash depending on the applicable award agreement, upon the vesting of the units, with such right to receive shares in such mutual funds (or cash) subject to a risk of forfeiture or other restrictions that will lapse based on the completion of service or achievement of performance objectives by the Participant, as determined by a Committee.

2.11 “Option” means the grant of a right to purchase Stock at a specified exercise price, with the right to purchase such shares of Stock subject to the completion of service or achievement of performance objectives by the Participant, as determined by a Committee.

2.12“Participant” means each employee who has been determined by the Grantor to be a Participant pursuant to Article III.

2.13“Plan” means the Amended and Restated Annual Incentive Compensation Plan as set forth in this document, as amended from time to time.

2.14“Pre-Bonus Operating Income” (hereafter “PBOI”) means the consolidated operating income of the Company, calculated before non-operating interest, taxes and extraordinary items and before the accrual for any Incentive Awards and any “Actual Awards” as defined under the Company’s 2014 Key Executive Incentive Compensation plan, or any successor plan, in each case determined in a manner consistent with the Company’s consolidated statement of income for the applicable Plan Year.

2.15“Plan Year” means the 12-month period beginning on the first day of each fiscal year of the Company.

2.16“Restricted Stock Award” means the grant of shares of Stock, with such shares of Stock subject to a risk of forfeiture or other restrictions that will lapse based on the completion of service or achievement of performance objectives by the Participant, as determined by a Committee.

2.17“Restricted Stock Unit Award” means the grant of a right to receive Stock or cash in lieu of Stock, depending on the terms of the applicable award agreement, upon the vesting of the units, with such right to receive Stock (or cash) subject to a risk of forfeiture or other restrictions that will lapse based on the completion of service or achievement of performance objectives by the Participant, as determined by a Committee.

2.18“SAR” means the grant of a right to receive, in cash or Stock (as determined by a Committee), value equal to (or otherwise based on) the excess of (a) the fair market value of a specified number of shares of Stock at the time of exercise over (b) a specified exercise price, with the right to receive such value in cash or Stock subject to the completion of service or achievement of performance objectives by the Participant, as determined by a Committee.

2.19“Stock” means Franklin Resources, Inc. common stock reserved for issuance under the Franklin Resources, Inc. 2002 Universal Stock Incentive Plan or successor equity compensation plan, as may be amended and restated from time to time.

2.20“Stock Award” means the grant of a right to receive Stock.

III.	PARTICIPATION

All individuals who are employees at the beginning of the Plan Year, except employees who participate in commission-based incentive plans or employees who a Grantor determines in its sole discretion are ineligible, are eligible to be designated by a Committee or Management as Participants during that Plan Year. Employees, including but not limited to employees hired during a Plan Year, may be added to the Plan as Participants in the sole discretion of a Committee or Management.

IV.	AWARD POOL FUNDING AND INDIVIDUAL AWARDS

4.1For each Plan Year, the Compensation Committee shall determine the amount to be allocated to the Award Pool, not to exceed Twenty Percent (20%) of PBOI.

4.2The Grantor may generally determine the amount of Bonus Opportunities under the Plan. A Committee has the sole and absolute discretion to grant any Equity Award. The Compensation Committee has the sole and absolute discretion to increase or decrease an Incentive Award payable to a member of Management. Management or a Committee may award cash Incentive Awards.

4.3The actual amounts allocated to the Award Pool may be determined and/or revised by the Compensation Committee at any time during or after the end of each Plan Year, based upon actual or projected Company performance and PBOI. Amounts not allocated as Incentive Awards do not carry over to the next Plan Year.

4.4Incentive Awards may be awarded during or following the end of each Plan Year. The amount of any Incentive Awards awarded prior to the end of a Plan Year shall be credited against the Award Pool for such Plan Year so that the net amount remaining in the Award Pool is available for Incentive Awards determined and awarded after the end of such Plan Year. Actual Incentive Awards may vary from the Bonus Opportunities depending on the PBOI allocated or projected to be allocated to the Award Pool and on a Participant’s individual performance.

4.5No employee is entitled to receive an Incentive Award for any Plan Year. Generally a Participant’s Incentive Award will be based upon an evaluation of a Participant’s overall performance, including the successful accomplishment of annual goals and objectives and the desire to retain and motivate the Participant, as well as other performance factors such as business unit performance and overall Company performance. Notwithstanding an employee’s individual performance, however, and despite anything to the contrary in this Plan, the Grantor has absolute discretion to determine the amount of any Incentive Award, including discretion to increase or decrease a recommended award, or to determine not to award any Incentive Award. Past Incentive Awards awarded to a Participant are not an indicator of future participation in the Award Pool or of the amount of any future Incentive Awards that may be awarded to the Participant. In order to promote the highest levels of individual performance, there is no minimum or maximum amount which applies to individual Incentive Awards of any Participant.

V.	AWARD OF AND PAYMENT UNDER INCENTIVE AWARDS GENERALLY

5.1Cash and/or equity awarded as part of an Incentive Award may be paid or become vested, as applicable, in the following time and manner:

(a)Incentive Awards may be subject to such restrictions and vesting as determined by a Committee to be appropriate.

(b)Any Equity Awards granted as part of an Incentive Award shall be governed by the terms of the applicable award agreement evidencing such Equity Award, and either (i) or (ii) as follows: (i) in the case of Equity Awards other than Mutual Fund Unit Awards, the 2002 Universal Stock Incentive Plan or any successor plan, and once granted and accepted by the recipient shall not be governed by or subject to the terms of this Plan, (ii) in the case of Mutual Fund Unit Awards, the terms of this Plan.

(c)The cash portion of an Incentive Award shall be paid at such time and in such manner as the Grantor determines. Participants shall be notified in writing as to the date and time of payment of any deferred portion of the Incentive Award.

(d)Equity Awards granted as part of an Incentive Award shall be granted effective as of such time during or after the end of the Plan Year as determined by a Committee. Notwithstanding anything in the Plan to the contrary, Equity Awards and any modifications thereto shall be made by a Committee.

(e)Notwithstanding the foregoing, the payment of any Incentive Awards determined by the Company to provide for a “deferral of compensation” (within the meaning of Section 1.409A-1(b) of the Treasury regulations under the Internal Revenue Code of 1986, as amended (the “Code”), and any successor thereto) shall be completed no later than two and one-half (2½) months following the end of the calendar year in which such Incentive Awards are earned.

5.2Application of Code Section 409A.

Notwithstanding any other provision of this Plan to the contrary, the Company, in its sole discretion and without Participant consent, may amend or modify the Plan in any manner to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related regulatory or administrative guidance issued by the Internal Revenue Service, or any successors thereto. The Company shall have the authority to delay the payment of any benefits described under the Plan to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such payments to which a Participant would otherwise be entitled during the six (6) month period immediately following his or her separation from service will be made on the first business day following the expiration of such six (6) month period.

VI.	AWARD OF OR PAYMENT UNDER INCENTIVE AWARDS IN EVENT OF TERMINATION OF EMPLOYMENT

6.1Termination of Employment.

(a)Except as otherwise noted in Section 6.1(c) below, and subject to the terms of any governing award agreement, Participants must be employed with the Company both on the date Incentive Awards are awarded and the date Incentive Awards are paid in order to be eligible to receive the award of, or payment under, an Incentive Award.

(b)Subject to Section 6.1(c) and the terms of any applicable award agreement, a Participant shall have no right to an Incentive Award, and shall forfeit any awarded Incentive Award, which shall be cancelled without payment of any consideration to a Participant therefor, if the Participant’s employment terminates, for any reason, (i) before the date an Incentive Award is awarded to the Participant or, (ii) in the case of an Incentive Award that includes a cash award, before the cash payment under that Incentive Award has been made, in each case whether or not the Participant has been notified of his or her Incentive Award. For purposes of this Section 6.1(b), an Equity Award shall be considered to have been awarded to a Participant when the Equity Award has been accepted by the Participant in accordance with the Company’s then-applicable Equity Award acceptance procedures.

(c)Notwithstanding the foregoing, the Grantor can decide in its sole and absolute discretion to award a cash Incentive Award, or make a cash payment under an Incentive Award previously awarded, to an employee whose employment ends for any reason. The Grantor has the sole and absolute discretion to determine the amount of any Incentive Award awarded to a terminated employee. The Grantor shall, when exercising discretion to award such an Incentive Award, and in determining the amount of any specific cash Incentive Award to a terminated employee, consider that it is not practical or effective to award amounts that would otherwise have reflected future incentives to departed employees. Any Incentive Award awarded pursuant to this Section 6.1(c) in the discretion of the Grantor shall be paid in cash in a single payment as soon as practical following when the Incentive Award would have otherwise been paid absent the employee’s termination, or as otherwise determined by the Grantor but subject to Section 5.1(e) above.

(d)There is no obligation, either expressed or implied, that the Grantor must actually consider awarding an Incentive Award, or making any payment under any Incentive Award already awarded but not yet accepted and paid, to an employee whose employment ends for any reason.

VII.	AMENDMENT OR TERMINATION

7.1Amendment.

The Compensation Committee reserves the right, in its sole discretion to amend, modify or suspend this Plan at any time in whole or in part; provided, however, that no amendment, modification or suspension shall result in the forfeiture or cancellation of any Participant’s Incentive Award(s) already awarded before the date the Compensation Committee approves such amendment, modification or suspension, unless otherwise agreed to by the affected Participant(s).
7.2Termination.

The Compensation Committee may terminate the Plan at any time. Termination of the Plan shall not result in the forfeiture or cancellation of any Participant’s Incentive Award(s) which have already been awarded but under which payments have not yet been made, unless otherwise agreed to by the affected Participant(s).

VIII.	ADMINISTRATION

8.1Administration of the Plan.

This Plan has been adopted by the stockholders of Franklin Resources, Inc. and shall be administered by the Compensation Committee.
The Compensation Committee shall meet at such times and places and upon such notice as the chairperson determines in consultation with the other Compensation Committee members. A majority of the Compensation Committee shall constitute a quorum. Any acts by the Compensation Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing or approved in writing by all the members of the Compensation Committee shall be valid acts of the Compensation Committee.

The Compensation Committee shall have the sole authority, in its absolute discretion, to adopt, amend, and rescind such policies and procedures as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan, the policies and procedures, and any instruments evidencing Incentive Awards and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Compensation Committee shall be binding on all Participants.

The Plan is intended to meet the requirements of the rules promulgated by the Securities and Exchange Commission under Section 16(b) of the Securities Exchange Act of 1934, as amended, and shall be administered and construed accordingly.

8.2Non-alienation of Benefits.

No benefit under this Plan may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated, or otherwise disposed of, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by a Participant, be in any manner subject to the debts, contracts, liabilities, engagements, or torts of such Participant.

8.3No Contract or Effect on Employment.

This Plan is not intended to be, and should not be construed to be, an employment contract or any other contract or agreement or as a guarantee of employment for any particular period of time. This Plan also does not create any express or implied contract or promise for the payment or award of any Incentive Award or other compensation or benefit. Nothing in this Plan shall be construed to limit, change or contradict in any way any of the Company’s personnel policies and procedures particularly, without limitation, the Company’s right to terminate a Participant’s employment at any time for any reason whatsoever with or without cause. Likewise, nothing in this Plan provides an agreement or understanding, express or implied, that the Company (a) will employ a Participant in any particular position or for a particular length of time, (b) will ensure participation in any incentive programs, or (c) will award any awards under such programs.
8.4Applicable Law.

The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, with the exception of Delaware’s conflict of laws provisions.
8.5Mandatory Alternative Dispute Resolution.

The Participant and the Company agree to resolve all disputes arising under the Plan or involving the participation by Participant in the Plan exclusively through Alternative Dispute Resolution, including direct discussion and mandatory mediation, followed, if necessary, by final and binding arbitration in accordance with the Company’s dispute resolution policies and the Participant’s ADR Agreement with the Company then in effect.

IX.	FORFEITURE OF INCENTIVE AWARDS

9.1Forfeiture Pursuant to Restatement of Financial Results.

Notwithstanding any other provision of this Plan to the contrary, in the event that (i) the Company issues a restatement of financial results to correct a material error; (ii) the Compensation Committee determines, in good faith, that a Participant’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement; and (iii) some or all of an award awarded to that Participant prior to such restatement (the “Relevant Award”) and/or shares of Stock or mutual fund shares that were awarded and/or other property earned by the Participant prior to such restatement (the “Relevant Property”) would not have been awarded and/or earned, as applicable, based upon the restated financial results, the Participant shall immediately return to the Company the Relevant Award and the Relevant Property, including any property received with respect to that Relevant Award or Relevant Property, including any pre-tax income derived from any disposition of it, and shares of Stock, mutual fund shares or other property previously received in settlement of a Relevant Award that would not have been awarded and/or earned based upon the restated financial results (the “Repayment Obligation”), and any and all such Relevant Award or Relevant Property (whether or not vested) shall immediately be forfeited. The Company shall be able to enforce the Repayment Obligation by all legal means available, including, without limitation, by withholding such amount from other sums owed by the Company to the Participant.

9.2Forfeiture Pursuant to Fraud or Breach of Securities Law.

(a)Notwithstanding any other provision of this Plan to the contrary, in the event that the Participant:

(i)is convicted by any court for fraud;

(ii)is finally adjudicated by any court or is otherwise finally determined by a Regulatory Agency to be in violation of any Securities Law where the violation related to a period of time during which the Participant was an employee; or

(iii)enters into a settlement agreement with a Regulatory Agency, with or without admission of any liability, in relation to or in connection with an allegation concerning a violation of any Securities Law by the Participant where the violation or alleged violation related to a period of time during which the Participant was an employee, and the terms of the settlement agreement result in (x) the Participant making, or being required to make, payment of any penalty or a payment in lieu of any penalty or redress in respect of such violation, or alleged violation; (y) the publication of any statement of reprimand or censure; or (z) the Participant suffering any other penalty including (without limitation) suspension or termination of his status for the purposes of any Securities Law, each of the Participant’s Incentive Awards under the Plan, if and to the extent that it has not been awarded or paid, shall immediately be forfeited without any payment to the Participant therefor and the Participant will immediately cease to have any further rights over or interest in such award; provided, however, that in such event Equity Awards (other than Mutual Fund Units) shall be subject to the terms of the 2002 Universal Stock Incentive Plan and the applicable award agreement(s) underlying such Equity Awards and Equity Awards that are Mutual Fund Units shall be governed by this Plan. Notwithstanding the foregoing, the Compensation Committee may determine, in its sole discretion, that only a portion of the Participant’s award specified by the Compensation Committee (or no such portion of the award) shall be forfeited. However, there is no obligation, either expressed or implied, that the Compensation Committee must actually consider causing only a portion (or no such portion) of the Participant’s award to be forfeited.

For the purposes of Section 9.2, the following words shall have the following meanings:
“Regulatory Agency” shall mean in any jurisdiction any department of government, independent agency, authority appointed by statute or by government in connection with the supervision and or enforcement of any Securities Law including, but not limited to, the U.S. Securities and Exchange Commission;
“Securities Law” shall mean any enactment, law, statute, rule, requirement or regulation in any jurisdiction relating to Securities that is or was applicable to the Company or that is or was applicable to the Participant;
“Securities” shall mean any shares, bonds, derivatives or other financial instruments or financial assets or any interest therein.
9.3Other Repayment or Forfeiture.

Any benefits Participants may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar laws, and implementing rules and regulations, of the European Union (as implemented by its member states and by the European Securities and Markets Authority) and of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to Participant.
* * *
This Plan was originally approved by the stockholders of Franklin Resources, Inc. on January 19, 1994. The stockholders of Franklin Resources, Inc. approved an amendment of the Plan on January 24, 1995. The Board of Directors of Franklin Resources, Inc. approved an amendment and restatement of the Plan on December 11, 2003 to (a) provide that up to 20% of PTOI may be allocated to the Award Pool by the Compensation Committee and (b) give broad discretion to the Compensation Committee in determining the amount of Incentive Awards payable to Participants in the Plan, which amendment and restatement was approved by the stockholders of Franklin Resources, Inc. on January 29, 2004. The Board of Directors of Franklin Resources, Inc. approved an amendment and restatement of the Plan on December 16, 2004 to provide that Incentive Awards may be paid in Options, SARs, Stock Awards and Restricted Stock Unit Awards, which amendment and restatement was not subject to the approval of the stockholders of Franklin Resources, Inc. The Board of Directors of Franklin Resources, Inc. approved an amendment and restatement of the Plan on September 22, 2005 principally to (a) provide that the allocation of actual amounts to the Award Pool, Associates’ Pool(s) and/or Principals’ Pool(s) for a Plan Year and the determination and payment of actual Incentive Awards for a Plan Year may be made in advance of the completion of such Plan Year and (b) make various conforming and other technical changes to the Plan, which amendment and restatement was not subject to the approval of the stockholders of Franklin Resources, Inc. The Board of Directors of Franklin Resources, Inc. approved an amendment and restatement of the Plan on December 16, 2005 principally to change the governing law of the Plan to Delaware, which amendment and restatement was not subject to the approval of the stockholders of Franklin Resources, Inc. The Board of Directors of Franklin Resources, Inc. approved an amendment and restatement of the Plan on December 13, 2006 principally to make clarifying and technical changes to the Plan, which amendment and restatement was not subject to the approval of the stockholders of Franklin Resources, Inc. The Board of Directors of Franklin Resources, Inc. approved an amendment and restatement of the Plan on March 16, 2010 principally to (a) make clarifying and technical changes to the Plan, including to extend certain administrative authority to appropriate officers and members of management personnel in addition to the Compensation Committee, as well as (b) include a clawback provision providing for the forfeiture of Incentive Awards by a Participant in the context of certain material financial restatements resulting from such Participant’s misconduct, which amendment and restatement was not subject to the approval of the stockholders of Franklin Resources, Inc. The Board of Directors of Franklin Resources, Inc. approved an amendment and restatement of the Plan on October 22, 2012 to permit additional committees established by the Board to act under the Plan to the extent of the authority awarded to any such committee, which amendment and restatement was not subject to the approval of the stockholders of Franklin Resources, Inc. The Board of Directors of Franklin Resources, Inc. approved an amendment and restatement of the Plan on October 20, 2014 to amend the clawback provision to also provide for the forfeiture of Incentive Awards by a Participant in the case of certain circumstances involving fraud or breach of securities laws by the Participant, any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and, similar laws, and implementing rules and regulations, of the European Union (as implemented by its member states and by the European Securities and Markets Authority) and of any other jurisdiction, which amendment and restatement was not subject to the approval of the stockholders of Franklin Resources, Inc. The Board of Directors of Franklin Resources, Inc. approved an amendment and restatement of the Plan on June 14, 2016 to amend the Plan in certain respects to clarify the rights of Participants and make other conforming changes, which amendment and restatement was not subject to the approval of the stockholders of Franklin Resources, Inc.
FRANKLIN RESOURCES, INC.